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                                      GEM
                          Genisys Enterprise Manager










                               Statement of Work
                                    Phase 1

                                      for

                            Charter Communications


                               December 9, 1999








                       Genisys Information Systems, Inc.
                        654 North Belt East, Suite 310
                              Houston, TX  77060
                                (281) 820-0200

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                     Genisys Enterprise Management System
                        Charter Communications Project
                          Statement of Work - Phase 1


     The purpose of this document is to define the deliverables for the first phase of the Genisys Enterprise Management (GEM) solution to be implemented for Charter Communications. The GEM system installed during Phase 1 will consist of the Genisys Web Site Generator, MS Project 2000, MS Outlook, and MS Internet Explorer. These components will provide a system capable of combining multiple MS Project files into an enterprise-wide master project for management and reporting purposes. Additional features will include:

*    The ability to initiate new projects from pre-designed templates.
*    The ability to update status on existing projects via email.
* The ability to generate a Web site containing a Charter OBS drill-down tree, schedule Gantt charts, basic schedule data reports, and a notes field.

     The Web site will be viewed in the standard MS IE 4+ Web browser over the company LAN, WAN, or over the Internet

     The deliverables described in the following sections are a means of quantifying the scope of this project, what is required of Genisys, and what information & assistance are required from Charter for the successful completion of this phase of the project. Based upon our discussions and meetings to date, Genisys understands that this statement of work represents the initial services and technology that Charter will request to manage its variety of projects.

     This statement of work has been developed bared the information provided to us during an onsite needs assessment performed on December a and 9t'. Genisys interviewed a number of Charter personnel including Division, Regional, and Project Managers as well as IS management personnel. The purpose of the needs assessment was to assemble the information necessary to establish the following requirements:

*    Equipment Requirements
*    Software Requirements
*    MS Project Coding Requirements
*    GEM Web site Requirements
*    Reporting Requirements
*    Training Requirements

Proposed Pre-Installation Services 12113199 - 12/39199

     Utilizing the results of the needs assessment, and with continuing assistance of our Charter liaison and other Charter management personnel, Genisys will modify or create as necessary, the required GEM customizations unique to Charter Communications. The creation of the MS Project Job Templates will require the assistance of a Charter Project Manager(s) as necessary to create the templates. The initial template drafts will be distributed to all Project Managers for review. It is important to arrive at a consensus on what level of template detail is required to adequately plan and track the projects. After the templates are marked-up and returned and a consensus reached, the final templates will be created. Additional pre-installation services will include:

*    Modify Web Site Generator
*    Create & Modify MS Project Global.mpt file
*    Create (4) Basic MS Project Job Templates

     The training required for Administrators, Project Managers, and Web Site Users is described in the following sections. At this time it is Charter's intention to bring the Project Managers to St Louis for training. Any potential GEM Administrators are already assigned to the St Louis corporate office. After receiving training from Genisys, it is understood that it will be the responsibility of the Administrators and Project Managers to train tire Web site users and the contractor personnel who will be responsible for returning the e-mail status requests.

GEM Administrator

*    GEM Concepts
*    MS Project
*    MS Outlook
*    Outlook Components
*    Adding a New Project
*    Team Email Status Concepts
*    Sending Email Status Requests
*    Receiving & Validating Email Status Requests
*    Coding
*    Validation for Web Generation
*    Web Generation
*    Supporting Project Managers & Users
*    Generating Reports
*    Macros, Views, Tables, Filters
*    Interacting With GEM Web site

Project Managers

*    GEM Concepts
*    MS Project
*    MS Outlook
*    Outlook Components
*    Adding a New Project
*    Team Email Status Concepts
*    Sending Email Status Requests
*    Receiving & Validating Email Status Requests
*    Interacting With GEM Web site

Web Site Users (Training by Charter GEM Administrators)

*    GEM Concepts
*    Interacting With GEM Web site

Contractor Email Status Reporters (Training by Charter Project Managers)

*    GEM Concepts
*    Interacting With GEM Web site
*    Team Status Concepts
*    Completing & Returning Email Status Request
* Format (2) Basic MS Project Reports I Re-create as closely as possible, the example installed footage/node report provided by Charter, and create a standard schedule report with planned, earned date and progress information for all activities with summaries by code structure.
*    Create Team Status Form
*    Assemble Training Materials
*    Assemble Documentation

Installation, Testing & Final Documentation 01/03/00- 07/141000

     Utilizing the results of the needs assessment, and with continuing assistance of our Charter liaison and Charter Information Systems personnel, Genisys will install the required new software, verify the installation of existing software fur compatibility, and load any modifications required to the existing software. In addition, Genisys will perform a series of tests in order to verify the installation and proper functioning of the various components of the system. Additional required desktop procedures and documentation will be completed. Installation and Testing of Web site user and Contractors e-mail Status Reporting software will be the responsibility of Charter.

GEM Administrator

*    Install MS Project 2000,
*    Ensure the MS IE4+ Installed
*    Ensure the MS Outlook Installed
*    Load Global.mpt File
*    Create Empty Master Project
*    Load Workgroup Status Form (Optional)
*    Install Web Site Generator Front End
*    Test Status Messaging Sending & Reply
*    Test Web Site Generator
*    Test Access Rights & Security

Project Managers

*    Install MS Project 2000
*    Ensure the MS IE4+ Installed
*    Ensure the MS Outlook Installed
*    Load Workgroup Status Form
*    Test Status Messaging Sending & Reply

Web Site Users (Installation Verified & Tested by  Charter)

*    Ensure that MS IE 4+ Installed

Contractor Email Status Reporters (Installation Verified & Tested by  Charter)

*    Ensure the MS I E4+ Installed
*    Ensure the MS Outlook Installed
*    Ensure MSP Team Status Extensions Installed

Training 01/17/00- (To be determined. Not included in the estimate)

     Genisys' standard rate for training is $1,500 per day per instructor plus expenses. Charter will receive a discounted rate of $1,200 per day plus travel. The total cost for training will be dependent on how much training is required.

Billing information and summary cast estimate to complete Phase 1 of the project

* This is a Time and Materials proposal. Charter will be invoiced for actual hours worked. All invoices will include a description of the work performed.
* The estimate below does not include travel expenses. Charter will be billed for customary and reasonable travel expenses.
*    Genisys will submit invoices to Charter weekly and are due net  30  days.
* Genisys will provide weekly status reports via e-mail. Charter may at any time, request verbal or written status reports and /or project reviews.


                             Estimated Cost Matrix

Budget Item                        Estimated Hours          Cost Estimate
-----------                        ---------------          -------------

Pre-installation Services                    190            $28,500.00
installation, Testing, and Documentation     160             24,000.00
Management Oversite and Quality Assurance                     5,250.00
Genisys Web Site Generator                                      995.00
                                                            ----------
Total Amount of Estimate                                    $58,745.00

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Accepted by:

Genisys Information Systems, Inc.            Charter Communications


By:  /s/ Gary Smith                          By:  /s/ Greg Winter
     -------------------------------              -------------------------
     Gary Smith, Senior Acct Mgr                  Greg Winter, Program Manager

Date:  December 14, 1999                     Date:  December 14, 1999